Exhibit 2

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D, dated March 2, 2015 (including amendments thereto) with respect to the common stock of Be Active Holdings, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: October 9, 2015

/s/ Joseph Rienzi Joseph Rienzi /s/ Saverio Pugliese Saverio Pugliese /s/ David Wolfson David Wolfson